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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, DC   20549
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                                      FORM 11-K

                                    ANNUAL REPORT

                              Commission File No. 0-9899
                           Pursuant to Section 15(d) of the
                           Securities Exchange Act of 1934

                  For the Plan's fiscal year ended DECEMBER 31, 1996

                        -------------------------------------


    A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                             MEDICAL GRAPHICS CORPORATION
                                 401(k) SAVINGS PLAN

    B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                              Medical Graphics Corporation
                              350 Oak Grove Parkway
                              Saint Paul, Minnesota 55127






This Form 11-K consists of 17 pages (including exhibits). The index to exhibits is set forth on page 3.



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                                      SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees of the Medical Graphics Corporation 401(k) Savings Plan have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 30, 1997              MEDICAL GRAPHICS CORPORATION 401(k)
                                  SAVINGS PLAN



                                  By         /s/ Dale H. Johnson
                                    --------------------------------------
                                             Dale H. Johnson
                                             Trustee


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                                  INDEX TO EXHIBITS


EXHIBIT NUMBER     DESCRIPTION

    23.1      Consent of Independent Auditors - Deloitte & Touche
              LLP

    23.1      Consent of Independent Auditors - Ernst & Young LLP

     99       Financial Statements

                   Independent Auditors' Report of Deloitte & Touche
                   LLP

                   Report of Independent Auditors - Ernst & Young
                   LLP

                   Medical Graphics 401(k) Savings Plan Financial
                   Statements for the Years Ended December 31, 1996
                   and 1995

                   Supplemental Schedules for the Year Ended
                   December 31, 1996



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